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                                                                  EXHIBIT 4.5.2

                             REVOLVING CREDIT NOTE
                             ---------------------

$15,000,000   Nashville, Tennessee
                                                              November 22, 2000

       FOR VALUE RECEIVED, the undersigned, P.A.M. Transport, Inc., an
Arkansas corporation (the "Borrower"), hereby promises to pay to SunTrust Bank (the "Lender") or its registered assigns at its principal office or any other office that the Lender designates, on the Commitment Termination Date (as defined in the Loan Agreement dated as of the date hereof (as the same may be amended, restated or otherwise modified from time to time, the "Credit Agreement"), between the Borrower and the Lender, the lesser of the principal sum of Fifteen Million Dollars ($15,000,000) and the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys' fees of the Lender.

       The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate provided in the Credit Agreement.

       All borrowings evidenced by this Revolving Credit Note and all payments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of
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the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Revolving Credit Note and the Credit Agreement.

       This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

       THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TENNESSEE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

                                        P.A.M. TRANSPORT, INC.

                                        By:/s/ Larry J. Goddard
                                           ------------------------------------
                                               Name:  Larry J. Goddard
                                               Title:  Vice President - Finance